Exhibit 16.1

June 3, 2025

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01(a) of Form 8-K dated May 28, 2025 of BK Technologies Corporation and are in agreement with the statements therein concerning Forvis Mazars, LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Forvis Mazars, LLP